Exhibit 99.3

[EXECUTION COPY]

NSC LICENSE AGREEMENT

        THIS NSC LICENSE AGREEMENT (“Agreement”) is entered into as of September 30, 2003 (“Effective Date”) between NEUROSCIENCE SOLUTIONS, CORPORATION, a California corporation (“NSC”) and SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (“NSC”). NSC and SLC may be referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

        A.   NSC and SLC have entered into a Technology Transfer Agreement dated as of September 30, 2003 (“Technology Transfer Agreement”) pursuant to which SLC has transferred certain assets to NSC and entered into a series of related agreements, including an SLC License Agreement, a Services Agreement and a Series A Stock Purchase Agreement each dated even herewith (collectively, the “Related Agreements”).

        B.    The Technology Transfer Agreement requires that NSC enter into this Agreement with SLC in order to license to SLC certain patents that may be developed by NSC.

        C.   NSC now desires to grant, and SLC now desires to accept, a license to certain patents that may be granted to NSC after the Effective Date in accordance with the terms and conditions of this Agreement.

        D.   The parties recognize that it would be impractical, from both an operational and accounting point of view, to attempt to identify, with respect to each aspect of SLC’s products licensed under this Agreement, the specific patent or patents that are being used. Accordingly, for their joint convenience, the parties have elected to use an aggregate base royalty rate that will be applicable where one (1) or more of the licensed patents are practiced.

AGREEMENT

        NOW, THEREFORE, In consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     DEFINITIONS. As used in this Agreement:

        1.1 “Affiliate” means, with respect to a party, any person that directly or indirectly controls, is controlled by, or is under common control with such party (but only for as long as such person meets these requirements). For purposes of this Section, a person shall be deemed to control an entity if such person owns or controls, directly or indirectly at least fifty percent (50%) of the outstanding voting securities of such entity; provided, however, that if the entity is subject to a law of a foreign country that does not allow the person to own fifty (50%) of such entity, then the person shall be deemed to control such entity if the person owns or controls, directly or indirectly, the maximum percentage of outstanding voting securities that it is allowed to own.

        1.2 “Change In Control” means, with respect to a party, the occurrence of any of the following events: (a) any consolidation or merger of such party with or into any other entity in which the holders of such party’s outstanding capital stock before such consolidation or merger do not, immediately after such consolidation or merger, retain capital stock representing a majority of the voting power of the surviving entity or capital stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of such party representing a majority of the voting power of all of such party’s outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all of such party’s assets; provided, however, that the attainment of ownership of a majority of the voting power of SLC’s outstanding voting securities by WPV, Inc. or its Affiliates a stockholder of SLC as of the Effective Date, shall not be deemed a Change In Control for purposes of this Agreement.

        1.3 “Commercial SLC Product” means a Licensed Product that (i) has been designed, engineered and tested by or for SLC and (ii) is either in commercial production by SLC or is production-ready. With respect to a software product, “production-ready” means the product is ready for distribution in object code format, including master copies of commercial grade end-user documentation and packaging. With respect to a hardware product, “production-ready” means that: (a) SLC has built and tested production-quality prototypes and fully developed and tested any accompanying or embedded software; and (b) the product is fully documented for production, including production drawings and schematics, mask works, tooling design, bills of material, and assembly and testing procedures.

        1.4 “Confidential Information” means, with respect to either party, any confidential or proprietary information of that party, including but not limited to computer programs, source code, technical documentation, data, reports, know-how, results of audits, and other information related to the past, current or proposed operations, products, technology, services and business of such party disclosed or otherwise made available by such party, either in writing, orally or visually, to the other party in connection with this Agreement and that the receiving party would reasonably know or expect to be confidential.

        1.5 “Educational Field” means products and services designed and marketed for use to: (a) improve or enhance abilities or skills related to speech, language, listening, reading or learning of children in grades preschool through twelfth grade or persons in correctional institutions or persons with autism or attention deficit disorder; (b) improve or enhance abilities or skills related to speech, language, listening or reading of adults with dyslexia or similar reading impairments; and (c) improve or enhance abilities or skills on achievement or similar tests administered in grades preschool through twelfth grade or entrance exams for college or graduate school administered to persons of any age. Notwithstanding the foregoing, the Educational Field shall not include products or services, whether or not within the preceding clauses (a) through (c), that are sold or marketed in the Health Field (without regard to the last sentence of Section 1.6).

        1.6 “Health Field” means (a) products and services targeted at adults and designed and marketed for use to address, prevent or remediate issues of age-associated cognitive decline or age-associated impairment, Alzheimer’s disease or any other forms of dementia; (b) products and services designed and marketed for use to address, prevent or remediate deficiencies in fine motor control or balance or other physical motor impairments; and (c) products and services designed and marketed for use to address, prevent or remediate forms of repetitive strain injury, chronic pain or physical distress, forms of psychotic illness or disorder, forms of stroke, aphasia or brain injury, or other forms of neurological deficiency (excluding (1) autism, (2) attention deficit disorders, and (3) learning disabilities and other deficiencies related to the ability to learn in children in grades preschool through twelfth grade or in adults having dyslexia or similar reading impairments). The parties acknowledge that products or services within the preceding clauses (a) through (c) may be marketed as products or services to enhance cognitive skills, and such marketing by itself shall not remove such products or services from the Health Field if such products or services in fact address, prevent or remediate any of the conditions described in clauses (a) through (c) in the persons to whom they are sold. Notwithstanding the foregoing, the Health Field shall not include products or services, whether or not in the preceding clauses (a) through (c), that are sold or marketed in the Educational Field (without regard to the last sentence of Section 1.5).

        1.7 “Intellectual Property Rights” means: (a) all patents and other rights throughout the world in useful inventions and ornamental designs that are granted under patent law, including any rights in patent applications or rights to file patent applications; (b) copyrights, moral rights and other related rights throughout the world in works of authorship, including all registrations and applications therefor; and (c) rights throughout the world to proprietary know-how, trade secrets and other confidential information, whether arising by law or contractual obligation of non-disclosure, and all other industrial property rights or other rights covering intangible property recognized in any jurisdiction; provided, however, that Intellectual Property Rights shall not include trademarks, service marks, logos, insignias or other proprietary trade descriptions protected by law.

        1.8 “Licensed Product” means any product, computer program or material that meets any one of the following criteria: (a) it is covered by an issued NSC Patent; (b) it is produced by a Licensed Service; or (c) its use, manufacture, sale or importation would constitute, but for the license granted to SLC under this Agreement, direct or indirect infringement of any issued claim within the NSC Patents, including infringement by contributing to or inducing the infringement of others.

        1.9 “Licensed Service” means any service, method, operation or process that meets any one of the following criteria: (a) it is covered by an issued NSC Patent; or (b) its performance would constitute, but for the license granted to SLC under this Agreement, direct or indirect infringement of any issued claim within the NSC Patents, including infringement by contributing to or inducing the infringement of others.

        1.10 “Net Sales” means the total of the gross amounts charged by SLC, its Affiliates or its Sublicensees, with respect to any Royalty-Bearing Offering, subject to Section 4, less in each case the sum of the following actual and customary deductions where applicable: (a) cash, trade, or quantity discounts; (b) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; (c) transportation charges and allowances; (d) reserves for bad debts, not to exceed three percent (3%) of gross amounts charged before taking into account the deductions permitted under clauses (a) through (c); and (e) credits to customers because of returns or rejections.

        1.11 “NSC Patents” means, subject to Section 2.4, (i) any patents or patent applications in any country that are filed not later than five (5) years after the Effective Date, and that are either owned by NSC or licensed to NSC and with respect to which NSC has the right to grant licenses of the scope granted to SLC herein, provided that if any royalties or other consideration is payable with respect to the grant of rights to SLC under such licensed patents, SLC agrees to pay such royalties or other consideration in addition to the Royalties payable hereunder; and (ii) continuing applications thereof including divisions and substitutions but excluding claims in any continuation-in-part applications that are not entitled to the filing date of an application in existence as of the Effective Date or filed no later than five (5) years after the Effective Date; (iii) any patents issuing on said applications and patents, including reissues, reexaminations and extensions; and (iv) any corresponding foreign applications or patents. NSC Patents do not include existing or future patents held by a third party that merges or consolidates with NSC, or otherwise acquires NSC, in a transaction involving a Change In Control of NSC or to whom NSC assigns this Agreement (other than the NSC Patents existing immediately prior to such Change In Control transaction or assignment). SLC acknowledges that there are no NSC Patents existing as of the Effective Date.

        1.12 “Royalties” has the meaning assigned to it in Section 4.3.

        1.13 “Royalty-Bearing Offering” means any of the following activities or transactions:

                  (a)    the use of any Licensed Product to provide services to others, including the service of making Licensed Products available for use by patients or others through a hosting or ASP arrangement;

                  (b)    the receiving, processing, storing or reporting data generated by Licensed Products or Licensed Services, such as patient scores or progress, or the sale, license, packaging or provision or distribution of such data;

                  (c)    the provision of periodic standard maintenance releases, updates or upgrades to Licensed Products;

                  (d)    any sale, lease, license, rental, importation or other distribution of a Licensed Product in a country in which an NSC Patent covering the Licensed Product is in force; or

                  (e)    any performance or licensing of a Licensed Service.

        1.14 “Sublicensee” means a sublicensee of SLC’s rights under Section 2.2 of this Agreement.

2. LICENSES GRANTED.

        2.1 Patent License. Subject to the terms and conditions of this Agreement, NSC hereby grants to SLC, and SLC hereby accepts, an exclusive (even as to NSC), non-transferable (except as provided in Sections 2.2 and 11.5), worldwide, royalty-bearing license under the NSC Patents, solely in the Educational Field, to make, use, offer for sale, sell, license, and import Licensed Products and perform Licensed Services.

       2.2 Sublicensing.

                  (a)    Generally. SLC may not sublicense (and its Sublicensees may not further sublicense) the license rights granted to it under Section 2.1 without the express written consent of NSC with respect to both the identity of the proposed Sublicensee and the terms of the proposed sublicense agreements. In granting such consent, NSC may require, among other things, that the proposed sublicense agreement impose on the applicable Sublicensee terms consistent with, and no less protective of NSC’s and its licensors’ rights than, the terms imposed on SLC under this Agreement.

                  (b)    Distribution Arrangements. Notwithstanding the provisions of Section 2.2(a) to the contrary, SLC and its Sublicensees (including Affiliates who are Sublicensees) may enter into Distribution Arrangements without the consent of NSC, but only in each case pursuant to a legally-binding written sublicense agreement that includes the minimum pass through terms of Exhibit A and contains no other terms inconsistent with the rights of NSC and its licensors under this Agreement. A “Distribution Arrangement” shall mean a non-exclusive end user license or distribution license that is an arm’s length transaction, in the ordinary course of business, under which SLC or its Sublicensee grants a non-Affiliate end-customer or distributor a sublicense to the right to use, reproduce, sell or otherwise distribute a Commercial SLC Product including any such arrangement where such third party is granted a sublicense to reproduce the Commercial SLC Product for purposes of distribution or to make the Commercial SLC Product available to others on a hosted or ASP basis or to provide a Licensed Service. Except as provided in Section 2.2(f), a “Distribution Arrangement” shall not include any arrangement where SLC or its Sublicensee grants any entitlement or access to the source, script or other human-readable code of a Commercial SLC Product or any right to modify a Commercial SLC Product. Notwithstanding the preceding sentence, SLC or its Sublicensees may, pursuant to a Distribution Arrangement, copy and grant access to the source, script or other human-readable code of a Commercial SLC Product in accordance with a software source code escrow entered into by SLC or its Sublicensees for the benefit of its or their Sublicensees or its or their respective customers and end users. A “Distribution Arrangement” shall not include any license to Licensed Services except to the limited extent necessary to permit use of the Commercial SLC Products in the form provided by SLC or as modified by a Sublicensee to the extent permitted by Section 2.2(f) below.

                  (c)    Manufacturing Services. Notwithstanding the provisions of Section 2.2(a) to the contrary, SLC or its Sublicensee (in either case, a “Commissioning Party”) may, without the consent of NSC, grant a non-Affiliate supplier (other than any supplier that is a competitor, or an Affiliate of a competitor, of NSC or its Affiliates) a sublicense under Section 2.1 (without any right of further sublicense) to reproduce, package or otherwise manufacture Licensed Products as a service for the Commissioning Party (and not for such manufacturer’s own account) solely for delivery to and purchase by the Commissioning Party or the Commissioning Party’s designated customers or distributors, but only pursuant to a legally-binding, written sublicense agreement consistent with this Section that imposes on the applicable supplier terms consistent with, and no less protective of NSC’s and its licensors’ rights than the terms imposed on SLC under this Agreement.

                  (d)    Sublicense in Connection With Sale of a Division. Notwithstanding the provisions of Section 2.4(a) to the contrary, SLC may without the express written consent of NSC sublicense the license rights granted to it under Sections 2.1 through 2.3 to a third party (provided that such third party is not a Competitor as defined in Section 9.4) in connection with the sale by SLC of a “Division” (as defined below) to such third party, provided that such sublicense shall (i) be exclusive (even as to SLC) in a defined sub-field of use within the Educational Field which subfield encompasses and is limited to the applications or functionality addressed by the products and services of the Division, which exclusivity may be limited in geographic territory, and (ii) be granted pursuant to a written sublicense agreement that imposes on the sublicensee terms consistent with, and no less protective of NSC’s and its licensors’ rights than, the terms imposed on SLC under this Agreement. For purposes of this Section 2.4(d), the term “Division” means a line of SLC Licensed Products and/or Licensed Services commercially offered by SLC that has generated at least five million dollars ($5,000,000) in gross revenue to SLC during the twelve (12) month period immediately preceding the grant of the sublicense to a third party pursuant to this Section 2.4(d). Notwithstanding anything to the contrary in this Section 2.4(d), a sublicensee of SLC shall have no rights to transfer its sublicense other than in whole and in connection with a subsequent transfer of said Division to a third party who is not a Competitor. SLC will provide, and will cause any third party sublicensee to provide, NSC with a copy of any such sublicense within fifteen (15) days after its execution.

                  (e)    Additional Requirements. SLC shall enforce sublicense agreements with at least reasonable efforts and SLC shall ensure compliance by each Sublicensee with, to the extent applicable, all of the rights and obligations due NSC and its licensors contained in this Agreement. SLC may permit a Sublicensee to grant further sublicenses pursuant to a Distribution Arrangement, but each further recipient of such a grant shall be considered a Sublicensee hereunder. SLC shall provide NSC with a copy of each sublicense agreement under this Agreement as finally executed by the Sublicensee. NSC shall treat them as Confidential Information of SLC. If SLC enters into one or more substantially identical sublicense agreements pursuant to a standard form (including mass market agreements such as shrink-wrap or click-wrap agreements), then SLC shall provide NSC with a representative exemplar of such form agreements in fulfillment of its obligation under the sentence before the preceding sentence with respect to such substantially identical sublicense agreements. Any purported sublicense granted in violation of this Section 2.2 shall be void and without effect.

                  (f)    Certain Modifications Permitted under Distribution Arrangements. Notwithstanding the provisions of Section 2.2(b) to the contrary, SLC and its Sublicensees may grant to a Sublicensee under a Distribution Agreement the additional right to make insubstantial modifications to a Commercial SLC Product solely for deployment in a specified application within the Educational Field and to reproduce, use, sell or otherwise distribute such modified version of the Commercial SLC Product for use only in such specified application. SLC may not license or permit a Sublicensee to create new Licensed Products or Licensed Services under a Distribution Arrangement or to make substantial modifications to a Commercial SLC Product. A modification is “substantial” if it substantial either with respect to the amount of engineering, design and production design effort expended to effect the modification relative to that expended by SLC or its contractors in creating the Commercial SLC Product or with respect to the cost, efficiency, performance, features, or functionality of the product from the perspective of the end user or patient. The parties agree that localization of a Commercial SLC Product for a particular country or geographic market shall not be considered a substantial modification. When a Sublicensee is granted the right under this Section 2.2(f) to modify a Commercial SLC Product in the form of software, SLC may provide such Sublicensee and its downstream Sublicensees with limited access to the source, script or other human-readable code and accompanying documentation for the software, so long as such Sublicensee expressly agrees in its applicable Distribution Arrangement to hold such code in confidence and not to transfer or disclose such code to any other person or use such code for any purpose other than to create and maintain the permitted modifications.

        2.3 Reservations. The license rights granted hereunder are limited solely to the Educational Field. NSC reserves all rights, including the right to practice the NSC Patents, in all other fields, including the Health Field. SLC shall not exercise its rights granted hereunder in any field other than the Educational Field. In furtherance and not in limitation of the foregoing, SLC shall not develop or offer under this Agreement any Licensed Products or Licensed Services that are marketed or intended by SLC for use in the Health Field. SLC may not manufacture Licensed Products as a service to third parties other than Sublicensees as permitted in Section 2.2.

        2.4 Election to De-List Patents. Within twenty (20) days after the start of each calendar year, NSC shall provide SLC a list of the issued NSC Patents as of the date of such notice, and shall indicate thereon the dates that NSC Patents have issued. SLC may elect to irrevocably remove any patent or patents from such list by giving NSC notice within twenty (20) days after the date that SLC receives such list. A patent so removed shall not be considered an NSC Patent from and after the date of such election and SLC shall thereafter have no license rights to such patent under this Agreement.

3. PROPRIETARY RIGHTS.

        3.1 Ownership. SLC agrees that NSC and its licensors own and retain all Intellectual Property Rights in and to the NSC Patents, subject to Section 3.2. SLC agrees not to challenge the validity of NSC’s or its licensors’ ownership of the Intellectual Property Rights in the NSC Patents or related technology. Except for the licenses expressly granted in Section 2.1, NSC and its licensors reserve and retain all rights with respect to the NSC Patents. There are no implied licenses granted under this Agreement.

        3.2 Improvements and Derivative Works. SLC shall own all Intellectual Property Rights, and shall have sole authority and control of seeking, perfecting, registering, and maintaining same, in any improvements or new inventions created by or for SLC as a result of the exercise of its rights hereunder, subject to NSC’s Intellectual Property Rights in any NSC inventions or materials upon which SLC’s improvements or new inventions are based. Without limiting the generality of the preceding sentence, SLC shall retain rights to its patentable inventions, including improvements to the subject matter of the NSC Patents; provided, however, that SLC may not disclose Confidential Information of NSC in applying for such patents without NSC’s consent.

        3.3 Proprietary Rights Notices. SLC shall mark (and shall cause its Sublicensees to mark) all Licensed Products distributed pursuant to this Agreement with a patent notice citing applicable NSC Patents in a form that complies with applicable statutes relating to the marking of patented articles.

        3.4 Third Party Notices. Each party shall furnish the other party with written notice of any communications it receives from any other party challenging the ownership, validity or enforceability of the NSC Patents promptly following such receipt. Each party shall notify the other if it becomes aware of any infringement by any third party of the NSC Patents in the Educational Field.

        3.5 Enforcement of NSC Patents in the Educational Field. NSC shall have the exclusive right, but not the obligation, to assert a claim or initiate legal action, at its own expense, to enforce any NSC Patents that are owned by NSC against any third party infringers in the Educational Field; provided, however, that (i) NSC may invite SLC to jointly bring any such enforcement action with NSC, in which event the parties shall equally share the cost of such action, and (ii) SLC may pursue such a claim or initiate such legal action, at its own expense, should NSC elect not to do so within twenty (20) days after request by SLC, in which event NSC hereby assigns to SLC any such cause of action for infringement that SLC elects to pursue. SLC shall, if so requested, reasonably cooperate with any action brought by NSC at NSC’s expense (and NSC agrees to do the same if an action is brought by SLC). Each party agrees, at the request of the other party, to keep the other party fully informed about any action it might bring. Notwithstanding SLC’s joinder or participation in such legal action, NSC shall have sole control over such legal action (and SLC shall have sole control should it bring such action). All awards, damages or settlements received in such action shall be shared as follows: (a) two-thirds (2/3) to NSC if it brings the action alone with one-third (1/3) to SLC; or (b) two-thirds (2/3) to SLC if the parties agree to bring such action jointly with one-third (1/3) to NSC; or (c) eighty-five percent (85%) to SLC if it brings the action alone with fifteen percent (15%) to NSC; in each case after first reimbursing the party bringing the suit (NSC or SLC, or both as the case may be) for its reasonable attorney fees and other costs incurred in maintaining the enforcement action.

        3.6 Prosecution.

                  (a)    Duty to Prosecute. Except as otherwise provided in this Section 3.6, NSC and its licensors shall prosecute and maintain NSC Patents. NSC shall notify SLC within ten (10) business days after it files any application that is included in the NSC Patents and shall promptly provide to SLC a copy of such application and of all documents related to ongoing prosecution of such application after such documents are filed. SLC may offer its suggestions with respect to ongoing prosecution of the NSC Patents and NSC shall consider such suggestions in good faith.

                  (b)    Prosecution Expenses. Except as otherwise provided in this Section 3.6, NSC shall bear all out-of-pocket expenses incurred in preparing, prosecuting and maintaining the NSC Patents, including but not limited to fees and disbursements of outside attorneys; fees for preparation of drawings; search fees in conducting patentability studies; fees for docketing, document and database services; postage, telephone and photocopying expense; and filing and post-issuance maintenance fees payable to a government patent office (collectively, “Prosecution Expense”).

                  (c)    Assumption of Control by SLC. SLC may at its election, made at any time by written notice after being informed of NSC’s election to abandon any application, assume control over the prosecution of any patent application that NSC has elected to abandon (“SLC-Assumed Cost Application”). Upon SLC’s election to assume control over an SLC-Assumed Cost Application, NSC shall execute and deliver to SLC a power of attorney to allow counsel, designated by SLC and reasonably acceptable to NSC, to prosecute such SLC-Assumed Cost Applications at SLC’s expense on behalf of NSC. NSC shall cause its personnel (including inventors) involved in such SLC-Assumed Cost Applications to reasonably cooperate with SLC’s counsel in connection with such prosecution. Should SLC elect to abandon an SLC-Assumed Cost Application, it shall give NSC notice at least thirty (30) days before the date of abandonment (not taking into account any extensions of time that may be available), and NSC may elect to resume control over such applications at NSC’s own expense. NSC shall retain sole and exclusive ownership over all SLC-Assumed Cost Applications and patents issuing thereon.

4. FINANCIAL MATTERS.

        4.1 Base Royalty. In consideration of the license rights granted under Section 2, SLC shall pay to NSC a nonrefundable base royalty (“Base Royalty”) equal to the product obtained by multiplying: (a) the percentage fixed by reference to the schedule set forth below (the “Applicable Base Royalty Percentage”) by (b) Net Sales. The Applicable Royalty Percentage shall vary, in accordance with the following subsections (i) through (iii), with the amount of Net Sales accrued during the term of this Agreement as follows:

(i)	for cumulative Net Sales up to twenty five million dollars ($25,000,000) the Applicable Royalty Percentage shall be four percent (4%);

(ii)	for cumulative Net Sales of more than twenty five million dollars ($25,000,000) but less than fifty million dollars ($50,000,000), the Applicable Royalty Percentage shall be three percent (3%); and

(iii)	for cumulative Net Sales of fifty million dollars ($50,000,000) or more, the Applicable Royalty Percentage shall be two percent (2%).

        4.2 Accounting for Certain Transactions.

                  (a)    Affiliate Transactions. Amounts charged in transactions between SLC and its Affiliates (or between two or more of SLC’s Affiliates) shall not be included in Net Sales; provided, however, that any other revenue-generating use or disposition of Licensed Products or Licensed Services or other Royalty-Bearing Offering by such Affiliates shall be included in Net Sales in accordance with this Agreement. In accordance with the foregoing, Net Sales accrued by SLC’s Affiliates shall be treated as though made by SLC. SLC shall collect and guarantee payment of all payments due NSC based on its Affiliate’s Net Sales.

                  (b) Sublicense Transactions

                             (1) General Rules. Net Sales shall not include amounts charged by SLC or its Affiliate to a Sublicensee pursuant to a sublicense agreement other than a Distribution Arrangement, including fees for licenses and other Royalty-Bearing Offerings provided by SLC or its Affiliate to such Sublicensee. Net Sales shall include amounts charged by a Sublicensee with respect to its own Royalty-Bearing Offerings, in accordance with Section 1.13, including for example the redistribution by such Sublicensee of Licensed Products or Licensed Services acquired from SLC or its Affiliate. Except as provided in Section 4.2(b)(2), Net Sales accrued by SLC’s Sublicensees shall be treated as though made by SLC. SLC shall collect and guarantee payment of all payments due NSC based on its Sublicensees’ Net Sales.

                             (2) Exceptions for Distribution Arrangements. Net Sales shall include amounts charged by SLC or its Affiliate to a Sublicensee pursuant to a Distribution Arrangement, including fees for licenses to Commercial SLC Products and other Royalty-Bearing Offerings provided by SLC or its Affiliate to such Sublicensee, whether calculated on a fixed, per-time period, per-unit, per-user, per-transaction, percentage-of-sales or other basis. Net Sales shall not include the amounts charged by a Sublicensee (or its downstream Sublicensees) in using, selling or otherwise distributing a Commercial SLC Product licensed to that Sublicensee pursuant to a Distribution Arrangement, so long as: (A) the Commercial SLC Product has not been substantially modified taking into account the cumulative effect of modifications made by Sublicensee and its downstream Sublicensees, whether pursuant to Section 2.2(f) or otherwise; and (B) neither the Sublicensee nor its downstream Sublicensees (if any) are an Affiliate of SLC. The provisions of this Section 4.2(b)(2) shall not apply to transactions between SLC and its Affiliates or between two or more Affiliates of SLC.

                  (c)    In Kind Transactions. If SLC or its Affiliate or Sublicensee enters into any transaction in which it provides a Royalty-Bearing Offering in exchange for barter, payment in kind or other non-cash consideration in addition to or in lieu of cash consideration, then such non-cash consideration shall be included in Net Sales to the extent it was given in lieu of cash consideration.

4.3 Accounting for Bundled Offerings.

                  (a)    In General. When SLC or its Affiliate or a Sublicensee (“Providing Party”) provides a Royalty-Bearing Offering in conjunction with and in a single transaction with another Royalty-Bearing Offering or with other products, services or transactions for which Royalties are not payable hereunder (“Non-Royalty-Bearing Components” and, together with such Royalty-Bearing Offering(s), the “Bundled Offering”), and offers the resulting Bundled Offering for an aggregate or combined price, whether or not separately itemized (“Bundled Price”), then the resulting Net Sales attributable to each Royalty-Bearing Offering included in the Bundled Offering shall be equal to the greater of: (i) the actual price charged for such Royalty-Bearing Offering, if separately itemized; or (ii) the Bundled Price multiplied by the fraction, the numerator of which is the List Price of such Royalty-Bearing Offering and the denominator of which is the total List Prices of all of Royalty-Bearing Offerings and Non-Royalty-Bearing Components in the Bundled Offering (“Calculated Allocation”), subject to the other provisions of this Section 4.3. A Royalty-Bearing Offering made by SLC or its Sublicensees in connection with a Distribution Arrangement shall not be treated as a Bundled Offering merely because distributors of SLC or its Sublicensees subsequently resell or re-license the Licensed Product or Licensed Service together with another product or service.

                  (b)    “List Price” means the established or “rate card” price that the Providing Party actually offers products and services available apart from the Bundled Offering (taking into account volume). For each element of a Bundled Offering, SLC must establish a List Price in good faith and which is used for other purposes in SLC’s business (or its Affiliate’s or Sublicensee’s business, as the case may be).

                  (c)    Maximum Allocation for Certain Services. For purposes of computing the Calculated Allocation, each of the following limitations must be observed: (a) the aggregate List Prices of Support Services included in a Bundled Offering shall be deemed capped at an amount equal to twenty-five percent (25%) of the aggregate List Prices of the Royalty-Bearing Offerings included in the Bundled Offering, regardless of the actual List Price for such Support Services; (b) the combined aggregate List Prices of Professional Services and Support Services included in a Bundled Offering shall be deemed capped at an amount equal to thirty percent (30%) of the aggregate List Prices of the Royalty-Bearing Offerings included in the Bundled Offering, regardless of the actual List Price for such Professional Services and Support Services. “Professional Services” shall mean professional services such as training, installation, project management, professional development, implementation, on-site support or customization. “Support Services” shall mean off-site customer, professional and technical support for users, whether provided by email, telephone, web fax, or similar remote process.

                  (d)    Deductions for Pass-Through Items. For purposes of computing Royalties owed hereunder, a Bundled Offering (and its Bundled Price) shall not include Non-Royalty-Bearing Components such as hardware, telecommunications services, travel, supplies and other commodities (“Pass-Through Components”) that are: (i) ordinary articles or services of commerce; (ii) procured by the Providing Party in an arm’s length transaction; (iii) separately itemized by the Providing Party as reimbursable expenses; (iv) billed by the Providing Party at its cost or at its cost plus a pre-determined percentage not greater than ten percent (10%), where such cost is net of any commissions, revenue-share or other payment received by the Providing Party or its Affiliates for providing the Pass-Through Component in connection with the Bundled Offering; and (v) not proprietary to the Providing Party or its Affiliates or developed, performed or specially-manufactured for the Providing Party or its Affiliates.

                  (e)    Minimum Allocation for Royalty-Bearing Offering. Notwithstanding any other provision of this Section 4.3 to the contrary, the aggregate Net Sales attributed to the Royalty-Bearing Offerings included in a Bundled Offering shall be in no case less than fifty percent (50%) of the Bundled Price (“Alternative Minimum Allocation”). If the Alternative Minimum Allocation applies (that is, if Alternative Minimum Allocation is greater than the sum of the Calculated Allocations computed under Section 4.3(a)), then the Net Sales attributable to each Royalty-Bearing Offering in the Bundled Offering shall be equal to the Alternative Minimum Allocation multiplied by the fraction, the numerator of which is the List Price of such Royalty-Bearing Offering, and the denominator of which is the sum of the List Prices for all Royalty-Bearing Offerings in the Bundled Offering.

                  (f)    Statement of Intent. The intent of the parties in this Section 4.3 is to prevent transfer pricing that inflates the price of Non-Royalty-Bearing Components to shift revenue away from Net Sales to the implementation services that accompany Licensed Products and Licensed Services.

        4.4 Exclusions from Royalties. SLC shall have no obligation hereunder to pay Royalties with respect to Licensed Products or Licensed Services used, distributed, or performed solely without charge for demonstration or promotional purposes by SLC, its Affiliates or Sublicensees, or used solely by SLC or its Affiliates or Sublicensees for its or their internal research, development and training purposes (but not for providing services to others).

        4.5 Reduction of Royalties in the Event of Multiple Royalties. In the event that SLC should become required to pay to one or more third parties a patent royalty on Licensed Products or Licensed Services in addition to that owed to NSC hereunder, and the sum total of all such royalties would, despite SLC’s reasonable commercial efforts and prudent business practices, prohibit SLC from earning a reasonable profit on the sale of Licensed Products or Licensed Services, then SLC may notify NSC of such situation in writing and supply to NSC detailed written information forming the basis upon which SLC has concluded that it cannot earn a reasonable profit. NSC shall then consider, in good faith, a reduction of the Base Royalties due NSC hereunder from SLC so as to enable SLC to earn a reasonable profit, provided, however, that such reduction shall not cause NSC’s Base Royalty to be lower than the royalty being paid to any such third party; and further provided that nothing in this Section 4.5 shall require NSC to agree to reduction in the Base Royalties.

        4.6 Payment Terms.

                  (a)    General. Net Sales (and the obligation to pay Royalties thereon) shall be deemed to accrue with regard to Licensed Products and Licensed Services when SLC or its Sublicensee invoices its customer for same but in no event later than the time when such Licensed Products or Licensed Services are delivered or rendered. Royalties based on the exercise of the rights granted in Section 2.1 accrue in each country for the duration of the applicable NSC Patents in that country.

                  (b)    Schedule. Within thirty (30) days after the end of each calendar quarter, SLC shall report and pay over Royalties for Net Sales accrued during the just-concluded calendar quarter. For example, Royalties due for Net Sales during the first quarter of a calendar year shall be reported and paid by April 30 of that year.

                  (c)    Currency. All amounts due NSC are payable in United States dollars. When Net Sales are received in currency other than United States dollars, SLC shall first determine the earned royalty in the currency received and then convert the amount payable to NSC into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the quarter for which such Net Sales are reported.

                  (d)    Taxes. SLC shall be responsible for and indemnify and hold NSC harmless from payment for any taxes, fees, duties, and other governmental charges, and any related penalties and interest (excluding any taxes based upon or calculated with reference to NSC’s net income or similar taxes), arising from the payment of Royalties under this Agreement and the provision of Royalty-Bearing Offerings. Notwithstanding this, all payments that SLC is required to make under applicable law in fulfillment of NSC’s tax liability in any particular country (such as withholding taxes) shall be credited against earned Royalties or fees due NSC for Royalty-Bearing Offerings in that country to the extent that SLC makes such payments in a timely and proper manner and provided that SLC supplies NSC with receipts or other appropriate documentation evidencing such payment. SLC is also responsible for all bank transfer charges arising from the payments by SLC of Royalties under this Agreement and the provision of Royalty-Bearing Offerings.

                  (e)    Foreign Restrictions on Remittance. If at any time legal restrictions prevent the prompt remittance of royalties by the Licensee from any country where a Licensed Product is sold, the Licensee shall convert the amount owed to NSC into United States funds and shall pay NSC directly from its U.S. source of funds for as long as the legal restrictions apply.

                  (f)    Invalidity. If any patent or patent claim of the NSC Patents is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay Royalties based on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of final decision. SLC shall not, however, be relieved from paying any Royalties that accrued before the final decision or that are based on another patent or claim not involved in the final decision, or that are based on the other property rights of NSC or its licensors.

                  (g)    Late Fees. Any portion of the Royalties that is not paid when due shall accrue interest at the rate of ten percent (10%) per annum or the maximum rate permitted by applicable law, whichever is less, from the due date until paid.

        4.7 Minimum Annual Royalty Payments.

                  (a)    Calculation. On June 30 of each calendar year during the term of this Agreement, SLC shall pay NSC a nonrefundable, recurring, minimum annual royalty payment (“Minimum Annual Royalty Payment”) equal to the combined Per-Patent Minimum Royalties (defined below) for each of the NSC Patents issued in the United States at the start of such calendar year (up to the Cap, as defined below), less in each year the actual Base Royalties reported and paid to NSC for that calendar year, regardless of the actual Net Sales during such year.

                  (b)    Per-Patent Minimum. The “Per-Patent Minimum Royalty” for a particular NSC Patent shall be equal to: (a) five thousand dollars ($5,000) for the first calendar year after such NSC Patent issues in the United States (“Year 1”), (b) ten thousand dollars ($10,000) for the calendar year following Year 1; (c) fifteen thousand dollars ($15,000) for the second calendar year following Year 1; and (d) twenty thousand dollars ($20,000) for all succeeding calendar years.

                  (c)    Idle Patents. The Minimum Annual Royalty Payment shall include an additional per-patent surcharge (subject to the Cap) equal to the applicable Per-Patent Minimum Royalty for each NSC Patent that, as of the date the Minimum Annual Royalty Payment is due, has both: (i) been issued in the United States for more than eighteen (18) months, and (ii) not been the subject of a Royalty Bearing Offering by SLC occurring during the then-current calendar year.

                  (d)    Limitations; Credits.  No Minimum Annual Royalty Payment is due for the year 2003. In no event shall the Minimum Annual Royalty Payment in any year exceed the Cap, regardless of the value of the Per-Patent Minimum Royalties or the number of NSC Patents or whether the surcharge of Section 4.7(c) applies. The “Cap” shall be fifty thousand dollars ($50,000) for the first two calendar years following the year in which NSC’s first patent is issued in the United States, and one hundred fifty thousand dollars ($150,000) in each subsequent year. The Minimum Annual Royalty Payment shall be non-refundable but shall be credited against SLC’s obligation to pay Base Royalties for Net Sales accruing during the calendar year in which the Minimum Annual Royalty Payment is made.

                  (e)    Treatment of De-Listed Patents.  If SLC elects under Section 2.4 above not to include a patent as an NSC Patent, then such patent shall not be counted as an NSC Patent for purposes of determining the Minimum Annual Royalty Payment due for the calendar year in which SLC has elected not include such patent pursuant to Section 2.4 above. If such patent is delisted in the year following its issuance, then it may not constitute NSC’s “first” issued patent for purposes of determining the value of the Per-Patent Minimum Royalty or the Cap.

        4.8 Reports.  SLC shall provide with each quarterly payment of Royalties a report showing for the just-concluded quarter for each of SLC, its Affiliates and its Sublicensees: (a) the gross revenues and Net Sales; (b) the quantity of each type of Licensed Product and Licensed Services sold, licensed, rendered or otherwise distributed; (c) Royalties, in U.S. dollars, payable with respect to such Licensed Products and Licensed Services; (d) the method used to calculate the Royalties; (e) a detailed accounting of the allocation of Net Sales for each Bundled Offering; and (f) the currency exchange rates used, if applicable (the “Payment Report”).

        4.9 Books and Records.  SLC shall keep and shall require its Affiliates and Sublicensees to keep accurate books and records showing all Licensed Products manufactured, used, licensed, sold, or otherwise commercialized and all Licensed Services performed under the terms of this Agreement and subject such books and records to the audit requirement of Section 4.10 below. Books and records must be preserved for at least five (5) years from the date of the Royalty payment to which they pertain.

        4.10 Audit.  During the term of this Agreement and for a period of one (1) year following termination hereof, NSC and its licensors shall have the right to engage an independent auditor who shall be a certified public accountant selected by NSC, to audit SLC’s and its Affiliates’ and Sublicensees’ business records pertaining to the calculation of Royalties including those books and records described in Section 4.9. Any such records and information shall be deemed to be Confidential Information of SLC, and in connection with such audit, NSC and its licensors shall agree to execute customary and reasonable confidentiality agreements. NSC shall give SLC or its Affiliates or Sublicensee at least five (5) days’ prior written notice of each such audit. NSC shall conduct such audit at its own expense during normal business hours of SLC or its Sublicensee, as the case may be, in a manner that minimizes disruption to the audited party’s business activities. Such audits shall be conducted for the sole purpose of verifying compliance with payment obligations and other terms of this Agreement. The amount of any underpayments revealed by such inspection shall be paid within ten business (10) days. If any underpayments during the period covered by the audit amount to more than five percent (5%) of the amounts actually owed for that period, then the reasonable fees and expenses of the audit shall be paid by SLC.

5. OTHER MATTERS.

        5.1 Due Diligence. SLC shall make commercially reasonable efforts to market and sell Licensed Products in the United States by thirty-six (36) months after written notice from NSC of the issuance of NSC’s first NSC Patent, and shall act in a commercially reasonable manner to fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement.

        5.2 Non-Employment; Non-Solicitation. During the term of this Agreement and for one (1) year following its termination or expiration for any reason, each party agrees that it shall not obtain paid services from, or directly or indirectly solicit or induce the provision of paid services from, or attempt to solicit or induce, take away, hire or contract for the provision of paid services from any person employed by the other party, unless (1) the other party gives its written consent; or (2) at least one (1) year has passed after the end of that person’s employment with the other party. If either party employs a former employee of the other party in violation of this Section 5.2, such party shall, as liquidated damages and as the other party’s sole remedy, reimburse the other party for three-quarters (3/4) of such former employee’s new annual salary excluding stock options and benefits but including commissions and bonuses paid by the new employer during the first year of employment.

        5.3 Services. NSC has no obligation to provide any services under this Agreement, and any such obligation shall obtain only pursuant to a separate agreement between the parties.

        5.4 Trademarks. Nothing contained in this Agreement confers to either party any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party hereto (including contraction, abbreviation or simulation of any of the foregoing).

6. CONFIDENTIAL INFORMATION.

        6.1 Exclusions. The term “Confidential Information” does not include and no duty of confidentiality shall apply to information or data that the party receiving such information (“Recipient”) can show by credible evidence: (a) was publicly available at the time it was communicated to Recipient; (b) became publicly available subsequent to the time it was communicated to Recipient through no fault of Recipient; (c) was rightfully in Recipient’s possession not subject to or in violation of any obligation of confidentiality at the time it was communicated to Recipient; (d) was disclosed to Recipient by a third party without restriction and not in any violation of any obligation of confidentiality; or (e) was independently developed by personnel of Recipient without access to any Confidential Information of the disclosing party.

        6.2 Restrictions on Use and Disclosure. Recipient agrees to hold the Confidential Information in confidence, using the same degree (but no less than a reasonable degree) of care and protection that it uses to protect its own confidential information, and shall not disclose such Confidential Information to any third party except Sublicensees or Affiliates who are bound in writing to obligations of confidentiality no less stringent than those set forth in this Agreement. Recipient agrees not to use the Confidential Information for any purpose other than as necessary to fulfill such party’s obligations or exercise its rights under this Agreement. Recipient agrees to take reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. NSC shall treat the Payment Reports as Confidential Information of SLC.

        6.3 Legal Obligation to Disclose. Notwithstanding anything contained herein to the contrary, Recipient may disclose Confidential Information pursuant to an order of a court of competent jurisdiction or as otherwise required by applicable law. Under such circumstances Recipient shall, if reasonably possible under the circumstance of such disclosure, provide the other party with reasonable advance notice of such disclosure in order to afford the other party an opportunity to take legal action to prevent or limit the scope of such disclosure, and shall reasonably cooperate with the other party in connection therewith.

        6.4 Confidentiality of Agreement and Payment Reports. Neither party shall disclose any terms of this Agreement to anyone other than its attorneys, accountants, and other professional advisors under a duty of confidentiality except: (a) to the minimum extent required by law or regulation including any filing required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder or under the rules of any self-regulatory body to which such party is subject; (b) pursuant to a mutually agreeable press release; or (c) to prospective investors, lenders or purchasers in connection with a proposed merger, financing, or sale of such party’s business; provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably consistent with the confidentiality obligations set forth in this Section 6. Notwithstanding the foregoing or anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may be not made to the extent a party reasonably determines that such disclosure would result in a violation of applicable federal or state securities laws. For the purposes of the foregoing sentence, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

7. REPRESENTATIONS AND WARRANTIES.

        7.1 Mutual Representations and Warranties. Each party represents and warrants, solely to and for the benefit of the other, that: (a) it has the full right, power and authority to enter into this Agreement, grant the rights set forth herein and perform its obligations hereunder; (b) its performance of this Agreement, and the other party’s exercise of such other party’s rights under this Agreement, will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any other agreement by which it is bound or to which its assets are subject; (c) when executed and delivered, this Agreement will constitute a legal, valid and binding obligation enforceable against it in accordance with its terms; and (d) it will comply with all applicable laws, regulations and orders of any governmental authority of competent jurisdiction in its performance of this Agreement.

        7.2 NSC’s Representation and Warranty. NSC represents and warrants that, as of the Effective Date and during the term of this Agreement NSC has not licensed rights under the NSC Patents to any other party in the Health Field.

        7.3 General Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE NSC PATENTS ARE LICENSED “AS IS” WITHOUT WARRANTY OF ANY KIND. EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

        7.4 Additional Disclaimers. Without limiting the generality of Section 7.3, this Agreement does not: (a) express or imply a warranty or representation as to the validity or scope of any NSC Patent; (b) express or imply a warranty or representation that any products or services, made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of Intellectual Property Rights of third parties; (c) obligate NSC or its licensors to bring or prosecute actions or suits against third parties for patent infringement except as provided in Section 3; (d) confer by implication, estoppel or otherwise any license or right under any patents of NSC or its licensors other than NSC Patents as defined in this Agreement, regardless of whether those patents are dominant or subordinate to the NSC Patents; or (e) obligate NSC to furnish any know-how.

8. INDEMNITY AND LIMITATION OF LIABILITY.

        8.1 Indemnification by NSC. Subject to SLC’s compliance with Section 8.3, NSC shall indemnify, hold harmless and defend SLC, its Affiliates, and its and their respective shareholders, directors, officers, employees, and agents against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of a third-party claim that is based on facts and circumstances constituting a breach by NSC of any of its representations and warranties under this Agreement.

        8.2 Indemnification by SLC. Subject to NSC’s compliance with Section 8.3, SLC shall indemnify, hold harmless and defend NSC its Affiliates, and its and their respective shareholders, directors, officers, employees, and agents against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of a third-party claim that is based on facts and circumstances constituting: (a) a breach by SLC of its obligations to pay taxes owed under Section 4.6; (b) a breach by SLC of its representations and warranties under this Agreement; and (c) any other claim (including a claim for product liability) arising out of or in connection with the operations of SLC or its Affiliates or Sublicensees, other than a claim that NSC is obligated to defend under Section 8.1.

        8.3 Procedures. A person or entity entitled to indemnification under this Agreement (“Indemnified Party”) shall, as a condition to the other party’s obligations under this Section 8, tender a claim to the other party obligated to provide indemnification under this Agreement (“Indemnifying Party”) in writing within two (2) weeks after first receiving written notice of the claim, provide all information in its possession relating to the claim, and reasonably cooperate and, at the Indemnifying Party’s expense, assist with the Indemnifying Party’s efforts to defend the claim; provided that the failure to provide such notice by the Indemnified Party shall not relieve the Indemnifying Party of its obligation to indemnify hereunder except and only to the extent the Indemnifying Party is materially prejudiced. The Indemnifying Party shall promptly assume the defense of the claim at its own expense, and shall pay all costs associated with the defense (including reasonable attorneys’ fees) and the amount of any settlement reached or final judgment specifically attributable to such claim. The Indemnifying Party shall have full control over such defense, including any settlement discussions or agreement. Notwithstanding the foregoing, the Indemnified Party may participate at its own expense in the defense and any settlement discussions, and shall have the right to approve any settlement agreement purporting to bind the Indemnified Party or which otherwise affects any Intellectual Property of the Indemnified Party; provided, however, that such approval shall not be unreasonably withheld.

        8.4 Insurance. During the term of this Agreement and for two (2) years thereafter, each party shall maintain, at its own expense, comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows: (a) each occurrence $1,000,000; (b) products/completed operations aggregate $2,000,000; (c) personal and advertising injury $1,000,000; and (d) general aggregate (commercial form only) $3,000,000; provided, however, that NSC shall not be required to maintain products liability coverage until such time as NSC has begun commercial distribution of products or services. The parties agree to review whether these limits should be increased in accordance with the level of sales of Licensed Products and Licensed Services; such review to be conducted every five (5) years from the effective date of this Agreement. The coverage and limits referred to under the above do not in any way limit the liability of either party. Each party shall furnish the other upon request with certificates of insurance showing compliance with all requirements. Such certificates must: (x) provide for thirty (30) days’ advance written notice to the other party of any cancellation; (y) indicate that the other party has been endorsed as an additional named insured under the coverage referred to under the above; and (z) include a provision that the coverage shall be primary and shall not participate with nor be in excess over any valid and collectable insurance or program of self-insurance carried or maintained by such additional named insured parties.

        8.5 Limitation of Liability. EXCEPT FOR CLAIMS FOR INDEMNIFICATION UNDER THIS SECTION 8 OR BREACHES OF THE CONFIDENTIALITY OBLIGATIONS CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR RESULTING FROM EXERCISE OF THE LICENSES CONTAINED IN THIS AGREEMENT OR THE USE OF THE LICENSED PRODUCTS OR PERFORMANCE OF THE LICENSED SERVICES, EXCEPT TO THE EXTENT THAT LOST PROFITS CONSTITUTE THE LEGAL MEASURE OF DIRECT DAMAGES IN THE EVENT OF INFRINGEMENT BY ONE PARTY OR ITS AFFILIATES OR SUBLICENSEES OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY AND ITS LICENSORS DESCRIBED HEREIN. THE LIMITATIONS OF LIABILITY IN THIS SECTIONS 8.5 SHALL APPLY EVEN IF AN EXCLUSIVE REMEDY HEREUNDER HAS FAILED OF ITS ESSENTIAL PURPOSE.

9. TERM AND TERMINATION.

        9.1 Term. This Agreement shall take effect on the Effective Date and shall remain in effect until terminated under this Section 9 or until the later of the expiration of the last-to-expire NSC Patent licensed under this Agreement.

        9.2 Termination for Convenience. SLC may terminate this Agreement for any reason or no reason by giving NSC thirty (30) days notice of termination.

        9.3 Termination for Cause. If either party materially breaches its representations, warranties or other material obligations hereunder, the non-breaching party may commence termination of this Agreement by giving notice of termination, specifying in reasonable detail the nature of the alleged breach. The party receiving such notice shall have thirty (30) days to cure the alleged breach. If the breach is cured within the allotted thirty (30) day cure period, then this Agreement shall remain in full force and effect; otherwise, this Agreement shall terminate upon the conclusion of the thirty (30) day cure period.

        9.4 Termination for Change In Control. In the event that SLC undergoes a Change In Control with a party who, at the time of such Change In Control, is a Competitor, then NSC may terminate all licenses granted under this Agreement by giving thirty (30) days’ prior written notice to SLC; provided, however, that (1) such notice must be given by NSC within thirty (30) days of receipt by NSC of notice of such Change in Control, and (2) in the event that SLC gives NSC advance written notice of an anticipated Change In Control, NSC may exercise its right under this Section 9.4 to terminate the licenses granted under this Agreement only if NSC gives SLC written notice, within thirty (30) days of receipt of such notice from SLC, of NSC’s intent to exercise its right to terminate upon such Change In Control. A “Competitor” means an entity that markets and distributes Competitive Products. “Competitive Products” means products described in clauses (a) through (c) of the first sentence of Section 1.6 (definition of “Health Field”). Notwithstanding the foregoing, (1) Competitive Products shall not include products that are intended primarily to instruct students in computer or software usage, and (2) an entity is not a Competitor if it received less than five percent (5%) of its prior fiscal year revenues from the distribution of Competitive Products.

        9.5 Effect of Termination. Upon expiration or other termination of this Agreement for any reason the following shall apply:

                  (a)    Sections 3.1, 3.2, 3.3, 4.9, 4.10, 5.2, 5.4, 6, 7.3, 7.4, 8, 9.5, 10 and 11 shall survive, together with any other provision necessary for their construction or enforcement;

                  (b)    SLC shall promptly report and pay, in accordance with Section 4, all Royalties accruing prior to the date of expiration or other termination;

                  (c)    expiration or any other termination of this Agreement shall not relieve either party of any obligation or liability accrued under this Agreement prior to expiration or other termination or rescind any payment made to NSC or anything done by either party prior to the time expiration or other termination becomes effective; expiration or other termination does not affect in any manner any rights of either party arising under this Agreement prior to termination;

                  (d)    the license granted under Section 2.1 terminates upon expiration or other termination of this Agreement; all sublicenses granted hereunder including any sublicenses granted under any Distribution Arrangement, automatically terminate upon expiration or other termination of this Agreement, other than fully paid-up sublicenses to end users that do not permit further distribution;

                  (e)    notwithstanding the provisions of Section 9.6(d) to the contrary, SLC (and its Sublicensees) may continue to exercise the rights, on a non-exclusive basis, granted under Section 2.1 for up to one hundred twenty (120) days after expiration or other termination of this Agreement solely to dispose of previously made or partially made Licensed Products; provided that the disposition of those Licensed Products shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of Royalties required under this Agreement;

                  (f)    each party shall promptly return to the other party all Confidential Information of the other party, including all source code and notes, files, and computer programs embodying such Confidential Information; provided, however, that each party may retain a confidential file copy of this Agreement and any Payment Reports (as defined in Section 4.8); and

                  (g)    SLC shall turn over to NSC control over any enforcement action initiated prior to termination of this Agreement in accordance with Section 3.5 and any SLC-Assumed Application prosecuted under Section 3.6.

10. DISPUTE MANAGEMENT.

        10.1 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to that state’s conflict of laws principles. The Uniform Computer Information Transactions Act (UCITA) shall not apply to this Agreement.

        10.2 Arbitration.

                  (a)    Arbitration of Disputes. Subject to the exception set forth in Sections 10.2(f) and 10.5 below, any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement or the transactions contemplated hereby, including but not limited to any claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement, shall be resolved by final and binding arbitration before a single arbitrator (“Arbitrator”) administered by JAMS, Two Embarcadero Center, Suite 1100, San Francisco, CA 94111. The parties shall mutually agree on the Arbitrator or, in the event they are unable to do so within ten (10) business days after a demand for arbitration by one of the parties, the Arbitrator shall be selected by JAMS. The Arbitrator must be a person having substantial experience handling patent disputes or patent license transactions. The arbitration shall be conducted in accordance with the provisions of this Agreement and the then-existing arbitration rules and procedures of JAMS regarding commercial or business disputes, and in the event of a conflict, the provisions of this Agreement shall control. In accordance with the choice of law clause in this Agreement, the Arbitrator shall apply California law in the interpretation and enforcement of this Agreement. The arbitration hearing shall be held in San Francisco, California and conducted in the English language.

                  (b)    Authority of Arbitrator. The Arbitrator is authorized to award damages subject to the limitations of liability set forth in this Agreement, and the parties expressly waive their right to obtain damages inconsistent with those limitations. Subject to the exception set forth in Sections 10.2(f) and 10.5 below, the Arbitrator is authorized to grant any temporary, preliminary or permanent equitable remedy or relief the Arbitrator deems just and equitable and within the scope of this Agreement, including but not limited to an injunction or order for specific performance. The Arbitrator is not authorized to reform, modify or materially change any of the terms of this Agreement or any other agreements contemplated under this Agreement.

                  (c)    Discovery. Either party shall have the right to discovery of evidence, but by the following methods only: requests for production of documents and depositions of no more than three (3) individuals. The Arbitrator shall supervise discovery and may, at the request of either party limit expenses of discovery (including reasonable attorneys’ fees) to the requesting party for good cause shown. All discovery shall be completed, and the arbitration hearing shall commence, within sixty (60) calendar days after appointment of the Arbitrator. Subject to the foregoing, discovery matters shall be governed by the Federal Rules of Civil Procedure as applicable to civil actions in the United States District Court in San Francisco, California.

                  (d)    Arbitration Award. The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The award shall be binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction.

                  (e)    Fees and Costs of Arbitration. The Arbitrator is authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and the fees and costs of the Arbitrator.

                  (f)    Exception to Requirement to Arbitrate. Notwithstanding the provisions of Section 10.2(a) above, either party may seek temporary equitable relief in any court of competent jurisdiction to restrain, until an arbitration proceeding can be completed to determine a final resolution of the dispute, any infringement by the other party of its Intellectual Property Rights, including but not limited to infringement by exceeding the scope or otherwise breaching the terms of the license granted to such other party under this Agreement.

        10.3 Jury Trial Waived. Each of the parties does hereby irrevocably waive any rights it might otherwise have to a jury trial of any claim or cause of action based upon or arising out of this Agreement. In litigation between the parties to the extent permitted under Section 10.2 above, this Agreement may be filed with the court as written consent by both parties to a bench trial.

        10.4 Severability. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction or with regard to particular circumstances, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision in other circumstances shall in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any illegal, invalid or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to the illegal, invalid or unenforceable provision.

        10.5 Equitable Relief. Without limiting any remedies available to either party, each party acknowledges that money damages may not be an adequate remedy for breach of Sections 6, 9.6(f), and 9.6(g) of this Agreement, and agrees that the other party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without showing irreparable harm) to enforce or prevent any violation of those provisions of this Agreement notwithstanding the arbitration provisions of Section 10.2.

        10.6 Attorneys Fees. In any action, suit or proceeding to enforce or construe the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs and other expenses incurred in connection with such proceeding in addition to any other relief that it may receive, without regard to the limitations of Section 8.5.

11. GENERAL.

        11.1 No Admission. Nothing in this Agreement shall constitute an admission by either party with respect to the validity, scope or infringement of any United States or foreign patent or other proprietary right except as otherwise provided in the Agreement.

        11.2 Costs and Expenses. Except as expressly provided for elsewhere in this Agreement, each party shall be responsible for all costs and expenses incurred by such party in performing its obligations or exercising its rights under this Agreement.

        11.3 Relationship of Parties. The parties hereto expressly understand and agree the parties are acting hereunder as independent contractors and neither party shall be a partner, joint venturer, fiduciary or agent of the other. Under no circumstances shall the personnel of one party be deemed employees of the other party for any purpose. There are no third party beneficiaries under this Agreement. Neither party shall have the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

        11.4 Notice. Notices under this Agreement shall be sufficient only if in writing and shall be effective: (a) on the date of actual receipt if delivered in person or by reputable express courier; or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, in either case to the respective addresses given below, or to another address as is designated by written notice to the other party:

To SLC:	Scientific Learning Corporation
300 Frank H. Ogawa Plaza
Oakland, California 94612
Telephone: (510) 625-2290
Fax: (510) 874-1886
Attention: General Counsel

With copy to:	Cooley Godward, LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Telephone: (650) 843-5192
Fax: (650) 849-7400
Attention: Andrew R. Basile, Esquire

To NSC:	Neuroscience Solutions Corporation
41 Hartford Street
San Francisco, CA 94114
Attention: Chief Executive Officer

With copy to:	Fenwick & West LLP
275 Battery St., Suite 1500
San Francisco, CA 94111
Attention: David L. Hayes, Esquire

        11.5 Assignment. The license rights granted hereunder are personal to SLC. Neither party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party, which shall not be unreasonably withheld, except that: (a) either party may assign this Agreement, with prior written notice but without the other party’s written consent, to an entity with whom the assigning party merges or consolidates or to whom the assigning party sells substantially all of its assets, but only if such assignee agrees to be bound by all provisions of this Agreement applicable to the assigning party, and in each case subject to Section 2.2(b); and (b) NSC may assign its right to receive payment under this Agreement to any party without SLC’s consent. Any attempted or purported assignment or delegation by either party in violation of this Section 11.5 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

        11.6 Force Majeure. Any delay in or failure of performance by either party under this Agreement (other than the failure to pay amounts owed) shall not be considered a breach of this Agreement and shall be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to fires, floods, epidemics, famines, earthquakes, hurricanes and other natural disasters or acts of God; regulation or acts of any civilian or military authority or act of any self-regulatory authority; wars, terrorism, riots, civil unrest, sabotage, or intrusion, theft or other criminal acts of third parties; failure of electronic or mechanical equipment; and fluctuations in or failures of electric power, heat, light, air conditioning or telecommunications and shortages of relied-upon services or supplies.

        11.7 Export Control. SLC acknowledges that Licensed Products developed under the license granted in this Agreement may be subject to U.S. export control laws and regulations including the International Trafficking in Arms Regulations (ITAR), Export Administration Regulations (EAR) and other regulations of the U.S. Department of Commerce, the U.S. Bureau of Security and Industry and the U.S. Department of Treasury’s Office of Foreign Assets Control. SLC shall comply fully with all applicable export and import control laws and regulations in its use and distribution of Licensed Products and Commercial SLC Products and, in particular, SLC shall not export or re-export Licensed Products or Commercial SLC Products without all required United States and foreign government licenses or approvals.

        11.8 Government Approval or Registration of Agreement. SLC shall notify NSC if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. SLC shall make all necessary filings and pay all costs including fees, penalties, and other out of pocket costs associated with such reporting or approval process.

        11.9 Bankruptcy. All rights and licenses granted under this Agreement with respect to the NSC Patents are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code.

        11.10 Recordation. NSC agrees to assist and cooperate with SLC in effectuating such recordation as may be reasonably required in any jurisdiction to effectuate SLC’s rights under this Agreement.

        11.11 Waiver and Modifications. All waivers must be in writing. Any waiver of or failure to enforce a provision of this Agreement on one occasion shall not be deemed a waiver of any other provision or such provision on any other occasion. This Agreement may only be amended by a written instrument signed by both parties.

        11.12 Construction. The following rules shall govern construction of this Agreement:

                  (a)    section headings are for convenience only and are not to be used in interpreting this Agreement;

                  (b)    as used in this Agreement both (i) the word “including” and (ii) the phrase “including without limitation” and similar phrases mean “including but not limited to”;

                  (c)    in constructing the terms of this Agreement, no presumption shall operate in favor of or against any party as a result of its counsel’s role in drafting the terms and provisions hereof;

                  (d)    all references to Sections and Exhibits refer to the Sections and Exhibits, respectively, of this Agreement unless otherwise indicated;

                  (e)    any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement;

                  (f)    all capitalized terms defined herein apply equally to both the singular and plural forms of such terms;

                  (g)    all monetary amounts refer to U.S. dollars unless otherwise indicated;

                  (h)    all times are with reference to the Pacific time zone unless otherwise indicated; and

                  (i)    references to the “term” of this Agreement shall include the initial term and any renewal term unless otherwise indicated.

        11.13 Entire Agreement. This Agreement, including all Exhibits and agreements referred to explicitly herein, constitutes the final and entire agreement between the parties and is intended as the complete and exclusive statement thereof, regarding the royalty-bearing licensure of NSC Patents by NSC to SLC. This Agreement supersedes all prior or contemporaneous, agreements, understandings and communications between the parties, (other than the Technology Transfer Agreement and Related Agreements) whether written or oral, which hereafter shall have no effect.

        11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this NSC License Agreement as of the Effective Date.

SCIENTIFIC LEARNING CORPORATION By: /s/ Robert C. Bowen ——————————————————— Name: Robert C. Bowen Title: Chairman and Chief Executive Officer

NEUROSCIENCE SOLUTIONS CORPORATION By: /s/ Jeffrey S. Zimman ——————————————————— Name: Jeffrey S. Zimman Title: Chief Executive Officer

SIGNATURE PAGE TO NSC LICENSE AGREEMENT
EXHIBIT A

MINIMUM PASS-THROUGH TERMS

The sublicense must:

(i)	prohibit use of the Licensed Product outside of the Educational Field;

(ii)	prohibit any use, reproduction or distribution not expressly permitted by SLC;

(iii)	recite that the Licensed Product is subject to patent rights of “Neuroscience Solutions Corporation and its licensors”;

(iv)	if the Licensed Product is software, include a government restricted rights provision substantially in the form set forth below, modified as required by changes to the applicable procurement regulations;

U.S. Government Rights. If you are a branch or agency of the United States Government, then you acknowledge that the Software is a “commercial item” as that term is defined at 48 C.F.R. 2.101, consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R. 12.212. Any technical data provided with such Software is commercial technical data as defined in 48 C.F.R. 12.211. Consistent with 48 C.F.R. 12.211 through 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4, and 48 C.F.R. 252.227-7015, all U.S. Government end users acquire the Software with only those rights set forth in this Agreement.

(v)	require that, if the recipient is granted a right to further distribute the Licensed Product, it must as a condition to exercising such right enter into legally binding written agreement with its distributees that includes the provisions of paragraphs (i) through (iv) above;

(vi)	disclaim any implied licenses;

(vii)	contain no term inconsistent with the foregoing required provisions.

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